UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 22, 2009
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13735	36-3252484
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

501 West North Avenue
Melrose Park, Illinois	60160
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     As previously disclosed, Midwest Banc Holdings, Inc. (the “Company”) is in violation of covenants under its revolving line of credit and term note and the related loan documents (collectively, the “Credit Agreements”) relating to the level of nonperforming loans and the failure to report a quarterly profit, as of June 30, 2009; did not make a required $5.0 million principal payment due on July 1, 2009 under the covenant waiver for the third quarter of 2008, for which the Company was advised by its lender that such noncompliance constituted a continuing event of default; and did not pay the lender all of the aggregate outstanding principal on the revolving line of credit at its maturity date of July 3, 2009, which constituted an additional event of default under the Credit Agreements. In addition, the Company did not make a required $5.0 million principal payment due on October 1, 2009. As a result, the lender possesses certain rights and remedies, including the ability to demand immediate payment of amounts due totaling $63.6 million plus accrued interest or foreclose on the collateral supporting the Credit Agreements, being 100% of the stock of the Company’s wholly-owned subsidiary, Midwest Bank & Trust Company (“Midwest Bank”).
     On October 22, 2009, the Company entered into a Forbearance Agreement with its lender. The lender has agreed to forbear from exercising the rights and remedies available to it under the Credit Agreements (other than the continued imposition of the default rates of interest) for a period (the “Forbearance Period”) commencing on July 3, 2009 and ending on the first to occur of: (a) March 31, 2010; (b) the date on which the Company breaches or defaults in any of its representations, warranties or obligations to the lender under the Forbearance Agreement; (c) the date on which the Company defaults in complying with any of its continuing obligations under the Credit Agreements (except that, the Company shall not be obligated to comply with certain financial and regulatory covenants contained in the Credit Agreements); and (d) the date on which Midwest Bank becomes subject to a receivership by the Federal Deposit Insurance Corporation, or the date on which the Company becomes subject to a bankruptcy or insolvency type proceeding.
     The Company has entered into a Deposit Account Security and Control Agreement (the “Deposit Agreement”) in favor of the lender and has deposited $325,000 into the DDA account described therein (the “Account”). The Company has also entered into a Tax Refund Security Agreement in favor of lender. Upon receipt by the Company of one of its federal tax refunds (approximating $2.1 million), the Company must deliver the proceeds received to lender, which proceeds will be maintained in the Account and shall be subject to the Deposit Agreement.
     The Company must pay all accrued interest, accrued late fees, principal payments and interest due under the Credit Agreements during the Forbearance Period, and make all other payments or reimbursement required by the Credit Agreements; provided, however, that (1) all such payments shall be made by lender debiting the amounts maintained in the Account, and (2) if there is no money in the Account, the Company shall not be obligated to make any such payments to lender prior to the termination of the Forbearance Period.
     Immediately upon the termination of the Forbearance Period for any reason: (i) the forbearance provided by the Forbearance Agreement shall terminate; (ii) the term note and the revolving line of credit shall be immediately due and payable without further notice; (iii) the Credit Agreements shall be enforceable against the Company in accordance with their terms; and (iv) the lender shall be entitled to exercise all its rights and remedies under the Credit Agreements and at law (without any further notice or demand). During the Forbearance Period, lender shall be entitled to take any actions deemed necessary by it to preserve its rights and its interests under the Credit Agreements.
     The description above is a summary of the terms of the Forbearance Agreement. The description does not purport to be complete and it is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
Exhibits
10.1	Forbearance Agreement, dated October 22, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

October 27, 2009

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